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                                                                       Exhibit 1

                     NOTICE OF INTENTION TO MAKE NOMINATIONS
                                     TO THE
                               BOARD OF DIRECTORS
                                       OF
                          O.A.K. FINANCIAL CORPORATION

To O.A.K. Financial Corporation:

         Please take notice that the undersigned, Williard J. Van Singel, intends to place the names of Jerry R. Keizer and Paul G. France, O.D., into nomination for positions on the Board of Directors of O.A.K. Financial Corporation (the "Corporation") at the 2003 annual meeting of shareholders of the Corporation.

         In accordance with the requirements of Article VIII, Section 7 of the Corporation's articles of incorporation, the undersigned, Williard J. Van Singel, submits the following additional statements and representations to the
Corporation:

1. The name and address of the shareholder who intends to make the nomination is as follows:

                  Williard J. Van Singel
                  8799 Lindsey Lane, S.W.
                  Byron Center, Michigan 49315

2. The names and addresses of the persons to be nominated ("prospective nominees") are as follows:

                  Jerry R. Keizer
                  8855 Clyde Park Ave., S.W.
                  Byron Center, Michigan 49315

                  Paul G. France, O.D.
                  1773 Sunvale Drive, S.W.
                  Wyoming, Michigan 49509

3. I, Williard J. Van Singel, represent (a) that I am a holder of record of stock in the Corporation entitled to vote at the 2003 annual meeting of shareholders of the Corporation, (b) that I will continue to hold such stock through the date on which the 2003 annual meeting of shareholders of the Corporation is held, and (c) that I intend to appear in person or by proxy at the 2003 annual meeting of the shareholders of the Corporation to nominate the prospective nominees specified in this Notice.



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4.  The following is a description of all arrangements or understandings between
    Williard J. Van Singel and the prospective nominees and any other person or persons pursuant to which the nomination is to be made by Williard J. Van
    Singel:

    Williard J. Van Singel intends to nominate Jerry R. Keizer and Paul G. France, O.D. as candidates for seats on the Corporation's board of directors which come up for election at the 2003 annual meeting of shareholders.

    Mr. Van Singel has known both Mr. Keizer and Dr. France on a social basis for more than 40 years. Over the course of time, Mr. Van Singel has learned that they share similar business philosophies. Those business philosophies include a belief that shareholder interests must be taken strongly into account in the management of corporate enterprises. Dr. France, certain members of his family, and entities affiliated with them are the beneficial owners of a significant number of shares of stock in the Corporation. Mr. Keizer also owns shares of stock in the Corporation. At Mr. Van Singel's request, both Mr. Keizer and Dr. France have agreed to be nominated by Mr. Van Singel, to serve on the Corporation's board of directors if elected, and to seek proxies from shareholders of the Corporation with respect to the election of directors and other business that may properly come before the shareholders of the Corporation at the 2003 annual meeting. Mr. Van Singel has undertaken to bear the entire cost of the proxy solicitation process. Aside from their mutual interest in seeing that Mr. Keizer and Dr. France are elected to the Corporation's board of directors, their agreement to seek proxies (at Mr. Van Singel's sole expense) for use at the 2003 annual meeting, their shared business philosophies as described above, and their mutual social acquaintance, they have no other relationship with one another, nor are there any other arrangements or understandings between them or any other person or persons pursuant to which these nominations are to be made by Mr. Van Singel.

5. The following is a statement of the information regarding each prospective nominee that would be required to be included in a proxy statement filed pursuant to Regulation 14A promulgated under Section 14 of the Securities Exchange Act of 1934, as amended and now in effect:

    As of January 31, 2003, Jerry R. Keizer owns 952 shares of the Corporation's common stock. As of January 31, 2003, Paul G. France, O.D., owns 2,632 shares of the Corporation's common stock. Dr. France's adult child, Jennifer Marie France, and Dr. France's minor children, Kristen Leigh France and Ryan Paul France (collectively referred to herein as the "France Associates") own beneficially and in the aggregate an additional 1,050 shares of the Corporation's common stock. More detailed information is set forth below regarding record and/or beneficial ownership of the Corporation's shares by Mr. Keizer, Dr. France and the France Associates:





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    Record Owner             Beneficial Owner            Shares    Percentage(1)
    ------------             ----------------            ------    -------------

    Jerry R. Keizer          Jerry R. Keizer               952        .046%
    Paul G. France, O.D.     Paul G. France, O.D.        2,632        .129%
    Jennifer Marie France    Jennifer Marie France(2)      350        .017%
    Kristen Leigh France     Kristen Leigh France(3)       350        .017%
    Ryan Paul France         Ryan Paul France(4)           350        .017%

    Mr. Keizer, Dr. France, and/or the France Associates, as well as their respective affiliates or members of their immediate families, have had, or may have in the future, transactions with Byron Center State Bank (the "Bank"), or have been directors or officers of corporations, or members of partnerships or limited liability companies, which have had, or may have in the future, transactions with the Bank. All such transactions between such persons or entities and the Bank, directly or indirectly, have been made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions between the Bank and other persons, and have not involved more than the normal risk of collectibility or present other unfavorable features. In the event that Mr. Keizer and/or Dr. France is elected to the Corporation's board of directors, all such future transactions, including transactions with principal shareholders and other affiliates of the Corporation, will be made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions between the Bank and other persons, and will be subject to approval by a majority of the Corporation's independent, outside disinterested directors.

    Mr. Keizer and Dr. France are interested in being elected to the Corporation's board of directors. If they are successful, each will become a member of the Corporation's board of directors, and each has consented to serve if so elected. The Corporation's most recent proxy statement, filed on or about March 15, 2002, discloses that the Corporation's directors have in the past received an annual retainer fee of $10,000 for their service on


------------------
    (1) Percentages are based on 2,040,532 total shares outstanding as of May 31, 2002.

    (2) Adult child of Dr. Paul G. France and residing at 1773 Sunvale Drive, S.W., Wyoming, Michigan 49509.

    (3) Minor child of Dr. Paul G. France and residing at 1773 Sunvale Drive, S.W., Wyoming, Michigan 49509.

    (4) Minor child of Dr. Paul G. France and residing at 1773 Sunvale Drive, S.W., Wyoming, Michigan 49509.

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    both the Corporation's board of directors and the board of directors of its banking subsidiary. In addition, such proxy statement discloses that non-employee directors have historically been the recipients of annual discretionary bonuses ranging from $2,000 to $6,500 during the period from 1999 through 2001, and that a deferred compensation plan has been available to the Corporation's directors under which the Corporation's board is permitted to defer the payment of director's fees to participating directors, and to invest the deferred fees for the benefit of the participating directors. According to the same proxy statement, the Corporation also maintains a Directors Stock Option Plan under which the Corporation's directors have in the past been granted stock options for 500 shares per director. While Mr. Keizer and Dr. France understand that these compensation arrangements have been used in the past, neither Mr. Keizer nor Dr. France is aware of the Corporation's current policies or intentions with respect to the compensation of its directors.

    Except as described in this Notice, and other than the aforesaid shareholdings in the Corporation and the transactions with the Bank referenced earlier in this Notice, neither Mr. Keizer, Dr. France nor any of the France Associates has any substantial interest, direct or indirect, in the matters to be acted upon for which proxies are being solicited.

    Information regarding the nominees, including Mr. Keizer's and Dr. France's present principal occupations and the principal business address of the company with which each is employed, is set out below.

    Jerry R. Keizer

    Jerry R. Keizer, 53 years old, has been a life-long resident of Byron Center, Michigan. Mr. Keizer graduated from Byron Center High School in 1967, and from Hope College with a Bachelor in Business Administration degree in 1972. For the past eight years, he has been employed as the president of Grant Rent-all and Sales, Inc., a construction and commercial equipment sales and rental business located at 360 S. Maple, Grant, Michigan 49327. Grant Rent-all and Sales, Inc. is not an affiliate of the Corporation. Previously, Mr. Keizer owned and managed Kubota of Grand Rapids, Inc., and he was the owner and/or manager of a number of other businesses earlier in his career. He has never been an employee or director of the Corporation or any of its subsidiaries or affiliates.

    Mr. Keizer is now serving as the head of the finance committee of Corinth Reform Church, and he has previously served as a director on the advisory board of Ferris State University's Diesel Technology School. Mr. Keizer's family has continuously owned shares of common stock in the Bank and, more recently, in the Corporation, since the Bank's formation in 1921. Consequently, he views an investment in the Corporation's



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    common stock from a perspective that seeks to maximize shareholder value over the long-term.

    Paul G. France, O.D.

    Paul G. France, O.D., 48 years old, graduated from Byron Center High School in 1973, Hope College in 1977, and from Ferris State College in 1982 with a Doctor of Optometry degree. He founded Cutlerville Eye Care, P.C., immediately after obtaining his professional degree, and has been employed as its president for the past twenty-one years. Cutlerville Eye Care, P.C. is located at 6680 S. Division, Grand Rapids, Michigan 49548. Cutlerville Eye Care, P.C. is not an affiliate of the Corporation. As the owner of a small business corporation, Dr. France has acquired management skills that he believes will be useful to him in understanding the business needs of both the Bank and its customers. Dr. France has never been an employee or director of the Corporation or any of its subsidiaries or affiliates. In addition, Dr. France has served as an officer and board member of numerous professional business and civic organizations, including: West Michigan Optometric Association, Eye Care of Michigan, Cutlerville Business Association, Cutlerville Chamber of Commerce, and Cutlerville Lions Club.

    Dr. France's family has continuously owned shares of common stock in Byron Center State Bank and, more recently, in the Corporation, since the Bank's formation in 1921. Dr. France's grandfather, Paul J. France, was one of the founders of the Bank, and served as one of its directors for a great many years. As a result of his family's lengthy association with the Bank, as well as his own substantial investment in the Corporation's stock, Dr. France cares deeply about the Corporation's future and delivering shareholder value by bringing about a long-term improvement in its financial performance.

    Set out below in chart form is information with respect to all securities of the Corporation purchased or sold within the past two years by Mr. Keizer, Dr. France and the France Associates:

    O.A.K. Financial Corporation Common Stock - Transactions by Mr. Keizer

    Mr. Keizer has not engaged in any purchases or sales of the Corporation's shares of common stock within the past two years.

    O.A.K. Financial Corporation Common Stock - Transactions by Dr. France

    Shares        Action      Average Price per Share       Date
    ------        ------      -----------------------       ----
    120           Buy         $51.00                        April 1, 2001


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O.A.K. Financial Corporation Common Stock-Transactions by the France Associates

    None of the France Associates has engaged in any purchases or sales of the Corporation shares of common stock within the past two (2) years.

    No part of the purchase price or market value of any of the shares purchased within the past two years by Mr. Keizer, Dr. France and the France Associates is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such shares. Except as set forth in this Notice, neither Mr. Keizer, Dr. France nor any France Associate is, or was within the past year, a party to any contract, arrangement or understanding with any person with respect to any of the Corporation's securities, including, but not limited to joint ventures, loan or option arrangements, puts or calls, pledges of securities, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies.

    Except as set forth in this Notice, neither Mr. Keizer, Dr. France nor any France Associate has any arrangement or understanding with any person with respect to future employment by the Corporation or its affiliates or with respect to any future transactions to which the Corporation or any of its affiliates will or may be a party.

    Neither Mr. Keizer, Dr. France nor any France Associate (including any of their respective affiliates) is a party to any material proceeding adverse to the Corporation, or to any subsidiary or affiliate of the Corporation. Neither Mr. Keizer, Dr. France nor any France Associate (including any of their respective affiliates) is engaged in any transaction of any kind with the Corporation or its subsidiaries or affiliates, nor do any of them have any interest, material or otherwise, adverse to the Corporation or its subsidiaries or affiliates, other than the ordinary course transactions with the Bank referenced earlier in this Notice.

    Except for the transactions referenced above, neither Mr. Keizer, Dr. France nor any of their immediate family members (i.e., spouse, parents, children, siblings, or in- laws) has engaged in any transaction, or series of similar transactions, since the beginning of the Corporation's last fiscal year, or any currently proposed transaction, or series of similar transactions, to which the Corporation or any of its subsidiaries or affiliates was or is to be a party, in which the amount involved exceeds $60,000.



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    6.  Attached as Exhibits 1 and 2 to this Notice are the consents of Mr.
        Keizer and Dr. France, respectively, to serve as directors of the Corporation if so elected.

        Signed at Grand Rapids, Michigan this 14 day of February, 2003.


                                         /s/ Willard J. Van Singel
                                         -------------------------
                                         Williard J. Van Singel







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                                                                       Exhibit 1

                              CONSENT TO NOMINATION
                                     FOR THE
                               OFFICE OF DIRECTOR
                                       OF
                          O.A.K. FINANCIAL CORPORATION

         I, Jerry R. Keizer, do hereby consent to be nominated for election to the office of director of the Corporation and to serve as a director of the Corporation if so elected.

         Signed at Grand Rapids, Michigan this 14 day of February, 2003.


                                            /s/ Jerry R. Keizer
                                            -------------------
                                            Jerry R. Keizer



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                                                                       Exhibit 2

                              CONSENT TO NOMINATION
                                     FOR THE
                               OFFICE OF DIRECTOR
                                       OF
                          O.A.K. FINANCIAL CORPORATION

         I, Paul G. France, O.D., do hereby consent to be nominated for election to the office of director of the Corporation and to serve as a director of the Corporation if so elected.

         Signed at Grand Rapids, Michigan this 14 day of February, 2003.


                                            /s/ Paul G. France, O.D.
                                            ------------------------
                                            Paul G. France, O.D.